EXHIBIT 3.2
Certificate of Incorporation from Nevada Secretary of State

SECRETARY OF STATE
(seal)
STATE OF NEVADA

CORPORATE CHARTER

I, Dean Heller, the duly elected and qualified Nevada Secretary of State, do hereby certify that LABWIRE, INC., did on October 8, 2004, file in this office the original Articles of Incorporation; that said Articles of Incorporation are now on file and of record in the office of the Secretary of the State of Nevada, and further, that said Articles contain all the provisions required by the law of said State of Nevada.

IN WITNESS WHEREOF, I have hereunto
set my Hand and affixed the Great
Seal of State, at my office on
October 8, 2004.

(Seal)
/s/ Dean Heller
-----------------------------------
DEAN HELLER
Secretary of State